                                                                      EXHIBIT 12

                              NETIA HOLDINGS S.A.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN THOUSAND OF PLN, EXCEPT RATIOS)

                                                                                                       SIX-MONTH ENDED JUNE
                                                              YEAR ENDING DECEMBER 31,                         30,
                                                -----------------------------------------------------  --------------------
                                                  1994       1995       1996       1997       1998       1998       1999
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pre-tax losses from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries and losses from
  equity investees............................    (14,818)   (26,079)   (23,248)  (120,400)  (232,046)   (79,562)  (266,875)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fixed charges: Interest expense and
  amortization of debt discount and premium on
  all indebtedness
Total fixed charges...........................        577        419      3,722     60,863    183,359    113,515    121,173
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pre-tax losses from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries and loss from
  equity investees plus fixed charges.........    (14,241)   (25,660)   (19,526)   (59,537)   (48,687)    33,953   (145,702)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............         (A)        (A)        (A)        (A)        (A)        (A)        (A)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(A) Due to the Company's losses for the years ended December 31, 1994, 1995,
    1996, 1997 and 1998 and for the six-month period ended June 30, 1998 and 1999, the ratio of earnings to fixed charges was less than 1:1 for each period. The Company would have had to have generated additional earnings of PLN 14.8 million, PLN 26.1 million, PLN 23.2 million, PLN 120.4 million, PLN
    232.0 million, PLN 79.6 million, PLN 266.9 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 in order to bring this ratio to 1:1 for each of those periods, respectively.